UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2017

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

404I-T Hadley Road

S. Plainfield, New Jersey 07080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

Please send copies of all communications to:

Harvey J. Kesner, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On April 5, 2017, PolarityTE, Inc., a Delaware corporation (the “Company”), Majesco Acquisition Corp., a Nevada corporation and wholly owned subsidiary of the Company (“Acquisition Sub”), Polarityte, Inc., a Nevada corporation (“Polarityte NV”) and Dr. Denver Lough, the holder of all of the outstanding capital of Polarityte NV and the Company’s Chief Executive Officer, closed the transactions contemplated under that certain Agreement and Plan of Reorganization dated as of December 1, 2016, as amended on December 16, 2016 (the “Merger Agreement” and the transactions contemplated thereby, the “Merger”).

As a result of the Merger, Polarityte NV became a wholly owned subsidiary of the Company. Polarity NV is the owner of a novel regenerative medicine and tissue engineering platform developed and patented by Dr. Lough. This proprietary technology employs a patient’s own cells for the healing of full-thickness, functionally-polarized tissues. If clinically successful, of which there can be no assurance, the platform will be able to provide medical professionals with a new paradigm in wound healing and reconstructive surgery by utilizing a patient’s own tissue substrates for the regeneration of skin, bone, muscle, cartilage, fat, blood vessels and nerves.

Polarityte NV’s launch product, which is being prepared for clinical trials, is the first truly autologous skin regeneration construct of its kind, which can regrow full-thickness and functional polarized skin, including all layers (dermis & epidermis), hair, and skin appendages. The Polarityte NV constructs will offer patients a new option for wound healing—”where self regenerates self”. In parallel with the clinical development of the functionally-polarized skin regenerative product, Polarityte NV’s platform provides a new and radical pipeline for expansion into numerous other tissues, including bone, muscle, cartilage, fat, blood vessels, nerves, solid organs and vascularized composite structures under a direct interface with practicing medical leaders, in order to provide patients and the market with truly practical answers to difficult wound and tissue voids.

The foregoing description is a summary only, does not purport to set forth the complete terms of the Merger Agreement and other ancillary documents, and is qualified in its entirety by reference to the Merger Agreement and other ancillary documents filed as exhibits to the Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 7, 2016 and December 16, 2016, each of which is hereby incorporated by reference.

In connection with the closing of the Merger, on April 5, 2017, the Company issued Dr. Lough 7,050 shares of Series E Convertible Preferred Stock (the “Series E Shares”) which are convertible into an aggregate of 7,050,000 shares of the Company’s common stock or 40.95% of the Company’s currently issued and outstanding common stock on a fully diluted basis. The parties to the Merger Agreement negotiated the transaction and the consideration on an arm’s length basis.

The Series E Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Series E Shares, plus all accrued and unpaid dividends, if any as of such date of determination, divided by the conversion price. The stated value of each Series E Share is $1,000 and the initial conversion price is $1.00 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Series E Shares, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case will rank senior to the Company’s common stock and all other securities of the Company that do not expressly provide that such securities rank on parity with or senior to the Series E Shares. Until converted, each Series E Share is entitled to two votes for every share of common stock into which it is convertible on any matter submitted for a vote of stockholders.

The foregoing description of the Series E Shares is a summary only, does not purport to set forth the complete terms of the Series E Shares and is qualified in its entirety by reference to the Certificate of Designation filed as Exhibit 3.3 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On April 5, 2017, the Company issued the Series E Shares to Dr. Denver Lough. The details of this transaction are described in Items 2.01, which is incorporated by reference in its entirety into this Item 3.02.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 5, 2017, the Company filed a certificate of amendment to its Restated Certificate of Incorporation in order to increase its authorized number of shares of “blank check” preferred stock to 25,000,000 shares from 10,000,000 shares.

On April 5, 2017, the Company filed the Certificate of Designations, Preferences and Rights of the 0% Series E Convertible Preferred Stock with the Secretary of State of the State of Delaware designating 7,050 shares of preferred stock as “Series E Convertible Preferred Stock”.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
3.1	Certificate of Amendment to Restated Certificate of Incorporation
3.2	Articles of Merger
3.3	Certificate of Designations, Preferences and Rights of the 0% Series E Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: April 7, 2017	/s/ John Stetson
John Stetson
Chief Financial Officer